EXHIBIT 10.1

                              SETTLEMENT AGREEMENT

                                  I. PARTIES

         This Settlement Agreement ("Agreement'") is entered into among the United States of America, acting through the United States Department of Justice; the Office of Inspector General ("OIG-HHS") of the Department of Health and Human Services ("HHS"); the Department of Labor ("DOL"), through the Employment Standards Administration's Office of Workers' Compensation Programs, Division of Federal Employees' Compensation (OWCP-DFEC); and the TRICARE Management Activity (TMA) through its General Counsel (collectively, the "United States"); James Devage ("Devage"), DeWayne Manning ("Manning"), John J. Darling ("Darling"), Mark Razin ("Razin"), and Brupbacher & Associates and Michael Freeman ("Brupbacher and Freeman") (collectively, the "Relators"); and, with respect to the entities identified on Attachment A, HealthSouth Corporation, its predecessors and current and former subsidiaries, divisions, affiliates, and in its capacity as a joint venture participant and its capacity as an owner or manager (collectively, "HealthSouth"), all of the above may be referred to as "the Parties"), through their authorized representatives.


                                 II. PREAMBLE

         As a preamble to this Agreement, the Parties agree to the following:

     A. HealthSouth is a corporation organized under the laws of the State of Delaware with its headquarters in Birmingham, Alabama. HealthSouth provides outpatient and inpatient rehabilitation health care services in over 1,400 facilities throughout the United States.

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United States' and HealthSouth False Claims Act Settlement Agreement
December 30, 2004

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     B. Relator Devage is an individual resident of the State of Texas. On
April 24, 1998, Devage filed a qui tam action in the United States District Court for the Western District of Texas captioned United States ex rel. James Devage v. HealthSouth Corporation, et al., No. SA-98-CA-0372-DWS (W.D. Tex.) (hereinafter, "the Devage Case") in which Devage alleged that HealthSouth billed for excessive units of one-on-one therapy. Relator Manning is an individual resident of the State of Alabama. On August 18, 1999, Manning filed a qui tam action in the United States District Court for the Northern District of Alabama captioned United States ex rel. Manning v. HealthSouth Corporation, et al., No. 02-CV-676 (W.D. Tex.) (originally filed N.D. Ala.) in which Manning alleged that HealthSouth billed for services provided by unlicensed providers. Relator Darling is an individual resident of the State of Florida. On February 29, 2000, Darling filed a qui tam action in the United States District Court for the Middle District of Florida captioned United States ex rel. Darling v. HealthSouth Sports and Rehabilitation Center of Clearwater, No. 02-cv-667 (W.D. Tex.) (originally filed M.D. Fla.) in which Darling alleged that HealthSouth billed for excessive units of one-on-one therapy and for services provided by unlicensed providers. The Darling case was subsequently transferred to the Western District of Texas. The complaint filed in one other qui tam case was transferred to the Western District of Texas. That case is United States ex rel. Mandel v. HealthSouth Corporation, No. 02-cv-751 (W.D. Tex.) (originally filed E.D.N.Y.). The United States intervened in the Devage, Manning, Darling, and Mandel Cases on January 23, 2002 and filed the United States' Complaint in the Devage action on May 23, 2002 (hereinafter referred to as "the United States' Complaint in Intervention"). Relator Devage was afforded the opportunity to proceed on the claims brought in the Devage Case that were not contained in the United States' Complaint in Intervention, but Relator Devage opted on June 7, 2002 not to proceed and the claims were dismissed with prejudice as to Relator Devage. The United States' Complaint in Intervention superseded the Complaint in the Devage Case. The Manning, Darling and Mandel cases were administratively closed by Court Order dated June 24, 2003. The case that went forward upon the filing of the United States' Complaint in Intervention is hereinafter referred to as the "United States' Case."

     C. Relator Razin is an individual resident of the State of California. On May 1, 1998, Razin filed a qui tam action in the United States District Court for the Central District of California captioned United States ex rel. Razin v. HealthSouth Corporation and HealthSouth Bakersfield Hospital, No. SACV 98-389-GLT (Anx) (C.D. Cal.) (hereinafter, "the Razin Case"), in which Razin alleged that HealthSouth and its subsidiary, HealthSouth Bakersfield Rehabilitation Hospital ("Bakersfield"), sought reimbursement for various categories of unallowable costs on its 1992 Medicare cost report.

     D. Relator Brupbacher & Associates is a professional accounting firm doing business in the State of Louisiana. Relator Michael Freeman is an individual resident of the State of Louisiana. On May 10, 1998, these relators filed a qui tam action in the United States District Court for the District of New Mexico captioned United States ex rel. Brupbacher & Associates et al. v. National Institutional Pharmacy Services, Inc., et al., No. 98-523LH (D. N.M.) (hereinafter, "the Brupbacher Case") in which Brupbacher and Freeman alleged that the National Institutional Pharmacy Services, Inc. ("NIPSI"), which, from November 1, 1997 through January 1, 1998 was owned by HealthSouth, and numerous skilled nursing facilities ("SNFs"), which were also owned or operated by HealthSouth during the same time period, fraudulently bundled the costs of skilled labor for infusion therapy services into the prices charged for infusion drugs, solutions, and equipment in order to avoid routine cost limitations for reimbursement in Medicare regulations.

     E. The United States' Case and the Devage, Manning, Darling, Mandel, Razin and Brupbacher Cases shall be collectively referred to hereinafter as the "Civil Actions."

     F. HealthSouth submitted or caused to be submitted claims for payment to the Medicare Program (Medicare), Title XVIII of the Social Security Act, 42 U.S.C. ss.ss. 1395-1395ggg; the TRICARE Program (also known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS)), 10 U.S.C. ss.ss. 1071-1109; and to the Federal Employees' Compensation Act (FECA), administered by the United States Department of Labor, 5 U.S.C. ss.ss. 8101-8193.

     G. The United States contends that it has certain civil claims, as specified in Article III, Paragraph D below, against HealthSouth for engaging in the following conduct during the periods specified (hereinafter referred to as the "Covered Conduct").

         1. The United States' Case

            (a) HealthSouth submitted claims for reimbursement for outpatient physical therapy services rendered to Medicare, TRICARE, or Department of Labor FECA beneficiaries without a properly certified or recertified plan of care between January 1, 1992 and December 31, 2002 in Outpatient Rehabilitation Facilities ("ORFs"), Comprehensive Outpatient Rehabilitation Facilities ("CORFs"), or outpatient departments of HealthSouth hospitals. Such plans of care did not contain one or more of the following: 1) proper or timely signatures of physicians or other authorized signators; 2) proper certifications or recertifications; and/or 3) proper descriptions of the frequency, duration, goals or other plan of care criteria required to meet Medicare, TRICARE or DOL standards.

            (b) HealthSouth submitted claims for reimbursement for outpatient skilled physical therapy services rendered to Medicare, TRICARE, or Department of Labor FECA beneficiaries by supportive personnel, such as physical therapy aides, technicians, athletic trainers, students, interns, or unlicensed and non-credentialed persons between January 1, 1992 and December 31, 2002 in ORFs, CORFs, or outpatient departments of HealthSouth hospitals.

            (c) HealthSouth submitted claims for reimbursement for outpatient physical therapy services rendered to Medicare, TRICARE, or Department of Labor FECA beneficiaries which sought reimbursement for improper physical therapy claims between January 1, 1992 and December 31, 2002 in ORFs, CORFs, or outpatient departments of HealthSouth hospitals. These improper claims for physical therapy services were for billing for one-on-one services when one-on-one services were not provided, billing for excessive physical therapy services (i.e., billing excessive units of physical therapy services), and billing direct contact CPT codes when providing group physical therapy.

         2. HealthSouth Bakersfield

         HealthSouth and its subsidiary, HealthSouth Bakersfield Rehabilitation Hospital ("Bakersfield"), sought reimbursement for various categories of unallowable costs on its 1991 and 1992 Medicare cost reports. Specifically, Bakersfield filed cost reports with its Medicare Fiscal Intermediary ("FI") which contained the following items of unallowable costs:

            (a) Bakersfield allocated the square footage of a non-reimbursable hospital department (physician office space) as reimbursable;

            (b) Bakersfield used an improper methodology for allocating equipment costs;

            (c) Bakersfield mishandled certain lease expense payments by treating them as a capital expense instead of an operating expense;

            (d) Bakersfield improperly grouped miscellaneous Medicare charges into the physical therapy cost center which receives the highest Medicare reimbursement of any Bakersfield cost center, instead of allocating the charges to their respective cost centers as required;

            (e) Bakersfield ignored the provider-based physician Reasonable Compensation Equivalents limit (a per hour dollar limit for physician services);

            (f) Bakersfield claimed guest meals that are unallowable for Medicare reimbursement;

            (g) Bakersfield failed to credit Medicare with payments made by other insurers (secondary payers);

            (h) Bakersfield claimed non-allowable marketing expenses;

            (i) Bakersfield allocated tax expenses to the incorrect cost center;

            (j) Bakersfield allocated cafeteria costs incorrectly;

            (k) Bakersfield failed to set up a separate cost center for recreational therapy as required, and instead grouped the costs of this therapy into the adults and pediatrics cost center; and

            (l) Bakersfield failed to disclose interim payments received from Medicare.

         3. The Brupbacher Case

         From November 1, 1997 to January 1, 1998, NIPSI and SNFs owned or operated by HealthSouth fraudulently bundled the costs of skilled labor for infusion therapy services into the prices charged for infusion therapy drugs, solutions, and equipment to avoid routine cost limitations for reimbursement in Medicare regulations. NIPSI provided infusion therapy drugs, solutions, equipment, and skilled nursing labor for infusion therapy to SNFs. The SNFs were not directly billed for the nursing labor because NIPSI bundled that cost into the other, inflated prices. The SNFs then termed all of the charges "ancillary costs" and unlawfully billed them to Medicare.

         4. Other Cost Report Claims

         The United States alleges that HealthSouth knowingly submitted claims to Medicare Part A for costs which were improper or not reimbursable as specified below, thereby wrongfully claiming Medicare reimbursement for these costs. The United States contends that these mischarged, improper or nonreimbursable costs were as follows:

            (a) Fraudulent Financial Accounting Practices. The United States alleges that HealthSouth engaged in a number of fraudulent financial accounting practices, some of which, as specified below, resulted in claims on cost reports, cost statements, and other requests for federal payment, or payments made with respect thereto, to which HealthSouth was not entitled. Specifically, the United States alleges that the conduct described in Subparagraphs (a) (1),
(2), (3), (4), (5) and (6) of this Article II, Paragraph G(4) resulted from HealthSouth's fraudulent financial accounting practices, and caused claims to be submitted to Medicare on cost reports, cost statements and otherwise which resulted in HealthSouth receiving payments to which it was not entitled.

            (1) Bonuses. HealthSouth paid bonuses to executives, corporate employees, facility administrators and other management personnel based in part on HealthSouth's achieving specific financial objectives. Between 1995 and 2002, the financial objectives which triggered the bonuses were met and the bonuses paid because of HealthSouth's fraudulent financial accounting practices. Nineteen of the corporate executives who received bonus payments between 1995 and 2001 have since pled guilty to criminal charges arising from their roles in the fraudulent financial accounting practiced by HealthSouth. Richard Scrushy, HealthSouth's former CEO, who received over $50 million in bonuses from 1995-2001 and directed the payment of bonuses to others, has been indicted for his role in the accounting fraud. In its Medicare Home Office Cost Statements for cost report periods ending between January 1, 1995 and December 31, 2001, from which costs are allocated to individual provider Medicare cost reports, HealthSouth improperly claimed portions of the bonuses paid to Mr. Scrushy, executives who pled guilty, other corporate employees, facility administrators and other management personnel despite the fact that these bonuses had been earned as a result of HealthSouth's fraudulent financial accounting practices.

            (2) Fictitious Fixed Assets. HealthSouth recorded over $1.1 billion in fictitious fixed assets on its books, which resulted in claims on cost reports, cost statements, and other requests for payment, or payments made with respect thereto, to which HealthSouth was not entitled. Most of the fictitious asserts were described as "AP Summary," and were usually assigned a zero year useful life for Medicare depreciation purposes. Other fictitious assets were recorded with a variety of other descriptions, such as "Cap Internet," "CIP Reclass," "Dev Implementation," "HCAP," "HealthSouth.com," "RTN," and "Software Implementation" (collectively, the "Non-AP Summary fixed assets") and recorded in accounts for the Home Office, including the Corporate Office and Home Office Mini-Branches, and in accounts for individual providers. The Non-AP Summary fixed Assets were assigned various useful life terms for Medicare purposes. HealthSouth fraudulently claimed depreciation costs for some of the AP Summary and non-AP Summary fixed assets on its Home Office Cost Statements and Medicare cost reports filed by individual providers for cost reporting periods ending between January 1, 1998 and December 31, 2001.

            (3) Aircraft Expenses. HealthSouth maintained a fleet of up to thirteen aircraft and one helicopter which were used for both patient care and non-patient care business, and for non-business purposes. In addition to improperly claiming expenses associated with fictitious assets and unallowable contributions, and non-patient care usage of the aircraft on its Home Office Cost Statements, portions of which were allocated to the individual provider cost reports for cost reporting periods ending between January 1, 1995 and December 31, 2001, HealthSouth also claimed depreciation and operating costs for the aircraft on the same Home Office Cost Statements and provider cost reports. The claims for depreciation and operating expenses were improper because (1) the number of aircraft and associated overhead claimed for was excessive; (2) the most expensive aircraft (and therefore the aircraft having the largest amount of cost) were primarily used for non-patient care purposes; and (3) in 2000 and 2001, HealthSouth continued to claim reimbursement for depreciation for two aircraft that it had sold in 1999.

            (4) Gain on Sale of Caremark Stock. In the spring of 2001, HealthSouth sold its stock in Caremark, a publicly held company, at a $19.3 million gain. HealthSouth did not report the gain on sale resulting from the Caremark transaction on its 2001 Medicare Home Office Cost Statement or its individual provider cost reports, and did not offset the gain against interest expense, nor was this corrected in subsequent years, which caused HealthSouth to be overpaid by Medicare on its Home Office Cost Statements and individual provider cost reports for cost reporting periods including 2001.

            (5) Depreciation Claims for Assets from Closed Facilities. HealthSouth improperly claimed depreciation costs for assets which were assigned to certain facilities which had been closed. These claims were made on individual provider cost reports for cost reporting periods ending between January 1, 1997 and December 31, 2001. A list of the affected facilities and cost report years is identified on Attachment B.

            (6) Improperly Capitalized Leases. Between January 1, 1997 and December 31, 2001, HealthSouth inappropriately capitalized certain lease expenses in its accounting records; these lease expenses were recorded as fixed assets in HealthSouth's accounting records. A number of these incorrectly recorded expenses resulted in improper claims for Medicare reimbursement on individual provider cost reports. The relevant facilities and assets, and affected cost report years are identified on Attachment C.

            (b) Other Unallowable Costs Included in Medicare Home Office Cost Statements and Individual Provider Cost Reports. In addition to fraudulent financial accounting in the Home Office Cost Statement costs described in Subparagraphs (a)(1), (2), (3), (4), (5) and (6) of this Article II, Paragraph G(4), HealthSouth improperly claimed or caused to be claimed, the following improper costs described in Subparagraphs (b)(1), (2), (3), (4) and (5) of this
Article II, Paragraph G(4) on its Home Office Cost Statements, with an allocation of those costs to individual provider cost reports for the cost reporting periods indicated below in those Subparagraphs. Further, HealthSouth made false claims in certain provider cost reports for favorable lease costs, as described in Subparagraph (b)(6) of this Article II, Paragraph G(4).

            (1) Disney World Annual Administrators' Meeting. HealthSouth held its annual Administrators' Meeting at Disney World in Florida from at least 1996 through 2002. From 1998 through 2001, each attendee was permitted to bring a spouse or guest, and children. For the meetings held in the years 1996-2001, HealthSouth improperly claimed on its Medicare Home Office Cost Statement and individual provider cost reports for reimbursement certain non-allowable costs of the Annual Administrators' Meeting, including the costs of entertainment. For the meetings held in the years 1998-2001, HealthSouth also improperly claimed on its Medicare Home Office Cost Statement and individual provider cost reports for reimbursement non-allowable travel expenses of spouses and guests.

            (2) Board of Director Fees. HealthSouth improperly claimed Board of Director fees on its Home Office Cost Statements and, by allocation, on its individual provider cost reports, for cost reporting periods ending from January 1, 1995 through December 31, 2001, despite the fact that those same costs had been disallowed by the fiscal intermediary on Home Office Cost Statements filed for cost report periods ending December 31, 1993 and December 31, 1994.

            (3) Travel Expenses. HealthSouth claimed travel expenses on its Home Office Cost Statements and, by allocation, on its individual provider cost reports, which were not associated with patient care for cost reporting periods ending between January 1, 1995 and December 31, 1995, January 1, 1997 and December 31, 1998, and January 1, 2001 and December 31, 2001.

            (4) Public Information Expenses. HealthSouth improperly claimed non-allowable marketing expenses on its Home Office Cost Statements and, by allocation, to individual provider cost reports, by placing them in an account known as "Public Information" for cost reporting periods ending between January 1, 1995 and December 31, 1996.

            (5) Tax Penalty Expenses. HealthSouth improperly claimed tax penalty expenses on its Home Office Cost Statements and, by allocation, to the individual provider cost reports for cost reporting periods ending between January 1, 1995 and December 31, 1996.

            (6) Favorable Lease Claims. On December 31, 1993, HealthSouth acquired rehabilitation facilities from National Medical Enterprises ("NME"). On February 6, 1995, HealthSouth acquired rehabilitation facilities from NovaCare. In each of these acquisitions, many of the facilities acquired operated in buildings leased from third-party owners. HealthSouth characterized the leases as favorable leases; a lease is favorable if the rent required under the lease is less than market rent. Next, HealthSouth allocated large portions of the prices in both acquisitions as amounts paid to acquire these favorable leases. Then, HealthSouth claimed portions of these favorable lease amounts on a number of Medicare cost reports between 1994 and 2001 ("Favorable Lease Claims"). However, HealthSouth made no effort to determine if the leases acquired were in fact favorable, nor is there any evidence that the leases were in fact favorable. As a result, these favorable lease claims were false and nonreimbursable pursuant to the relevant Medicare program guideline, Medicare Provider Reimbursement Manual (PRM) ss. 111. The specific facilities and cost report years are identified on Attachment D.

         5.  Other Part A Claims

         The United States alleges that HealthSouth submitted claims on forms UB-92 for inpatients at certain hospitals identified in Subparagraphs (a) and (b) of this Paragraph and Attachment E hereto which were false for the reasons identified below. These false claims resulted in HealthSouth receiving payments to which it was not entitled. The specific claims are as follows:

            (a) Outlier Payments. HealthSouth received outlier payments from January 1, 2002 through September 30, 2003 for eleven inpatient facilities acquired by HealthSouth from NME in 1993. The outlier payments were based on the Medicare cost-to-charge ratios contained in the 1994 cost reports for those facilities. Those 1994 cost reports contained false Favorable Lease Claims as described in Article II, Paragraph G(4)(b)(6). The false Favorable Lease Claims inflated the cost-to-charge ratios in the 1994 cost reports, resulting in outlier overpayments between January 1, 2002 and September 30, 2003. The relevant facilities are identified on Attachment E.

            (b) Doctor's Hospital Arthritis Unit Admissions. Between January 1, 1999 and December 31, 2001, HealthSouth's Doctor's Hospital in Coral Gables, Florida, Medicare Provider Number 10-0022, submitted Part A claims to Medicare for inpatient admissions to its Arthritis Unit that were not medically necessary. These claims include the individual UB-92 claims and Doctor's Hospital's cost reports for 1999, 2000, and 2001. HealthSouth also failed to report the billing errors to the hospital's fiscal intermediary when detected in 2001 and to offer repayment as required by its May 17, 2001 Corporate Integrity Agreement with OIG-HHS.

     H. The United States also contends that it has certain administrative claims, as specified in Article III, Paragraphs D through H below, against HealthSouth for engaging in the Covered Conduct.

     I. This Agreement is neither an admission of liability by HealthSouth nor a concession by the United States that it claims are not well founded. HealthSouth denies the allegations of the Relators in the Civil Actions, and the allegations of the United States in Article II, Paragraph G. Nothing in this Agreement shall constitute evidence or an admission that any Relator has a valid claim.

     J. HealthSouth has entered into an Administrative Settlement Agreement with HHS to mutually resolve the obligations specified therein for HealthSouth and the HealthSouth Providers for cost reporting periods ending on or before December 31, 2003.

     K. To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties reach a full and final settlement pursuant to the Terms and Conditions below.

                           III. TERMS AND CONDITIONS

     A. HealthSouth agrees to pay the sum of $325,000,000, plus accrued interest from November 4, 2004, at an annual rate of 4.125% (the "Settlement Amount") to the United States calculated as reflected in Article III, Paragraph B, Subparagraph (2). The $325,000,000 principal Settlement Amount represents the total of the following principal settlement amounts:

            1. $169,042,080 for the United States' Case, of which $49,576,944 is for the Devage case and $24,418,495 is for the Manning case;

            2. $736,410 for the Razin/HealthSouth Bakersfield case;

            3. $1,000,000 for the Brupbacher case;

            4. $65,082,887 for the Cost Report Claims for Fraudulent Financial Accounting Practices described in Article II, Paragraph G(4)(a)(1)-(6); and

            5. $89,138,623 for the Other Unallowable Costs Included in Medicare Home Office Cost Statements and Individual Provider Cost Reports described in
Article II, Paragraph G(4)(b)(1)-(6) and the Other Part A Claims described in
Article II, Paragraph G(5).

     B. The Settlement Amount shall be paid as follows:

            1. HealthSouth will make an initial payment to the United States in the amount of $77,203,767.12 ($75,000,000 principal plus accrued interest between November 4, 2004 and the date of payment) on January 3, 2005, provided this Agreement is effective on or prior to that date.

            2. HealthSouth will make quarterly payments to the United States in the amount of $22,256,078.10 (principal and interest) beginning on or before March 31, 2005 and continuing through December 31, 2007

            3. All payments made by HealthSouth to the United States will be made by ACH transaction pursuant to written instructions to be provided by the United States.

            4. The entire balance of the Settlement Amount, or any portion thereof, due to the United States under this Agreement, may be prepaid without penalty.

     C. Relators' Shares

            1. The United States agrees to pay Relators Devage and Manning a combined total of 16.5% of the $73,995,439 principal settlement amount for the Devage and Manning cases in satisfaction of 31 U.S.C. ss. 3730(d). Relators Devage and Manning will receive a total principal amount of $12,209,247 as their share of the False Claims Act (FCA) proceeds recovered in the Devage and Manning cases. Payments to Relators Devage and Manning will be made pursuant to the terms of this Settlement Agreement on a pro rata basis including a pro rata share of interest. Each payment by the United States to Relators Devage and Manning will occur within a reasonable time of payments being received by the United States from HealthSouth. Payments by the United States to Relators Devage and Manning will be done by ACH transaction.

            2. The United States agrees to pay Relators Brupbacher & Associates and Michael Freeman a combined total of 15% of the $1,000,000 principal settlement amount for the Brupbacher case in satisfaction of 31 U.S.C. ss. 3730(d). Relators Brupbacher & Associates and Michael Freeman will receive a total principal amount of $150,000 as their share of the FCA proceeds allocated to the Brupbacher case. Payments to Relators Brupbacher & Associates and Michael Freeman will be made pursuant to the terms of this Settlement Agreement, on a pro rata basis including a pro rata share of interest. Each payment by the United States to Relators Brupbacher & Associates and Michael Freeman will occur within a reasonable time of payments being received by the United States from HealthSouth. Payments by the United States to Relators Brupbacher & Associates and Michael Freeman will be done by ACH transaction.

            3. The United States agrees to pay Relator Razin 20% of the $736,410 principal settlement amount for the Razin case in satisfaction of 31 U.S.C. ss. 3730(d). Relator Razin will receive a total principal amount of $147,282 as his share of the FCA proceeds allocated to the Razin case. Payments to Relator Razin will be made pursuant to the terms of this Settlement Agreement, on a pro rata basis including a pro rata share of interest. Each payment by the United States to Relator Razin will occur within a reasonable time of payments being received by the United States from HealthSouth. Payments by the United States to Relator Razin will be done by ACH transaction.

     D. Subject to the exceptions in Article III, Paragraph I below, in consideration of the obligations of HealthSouth in this Agreement, conditioned upon HealthSouth's full payment of the Settlement Amount, and subject to
Article III, Paragraph W below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment under this Agreement), the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release HealthSouth as identified in Attachment A from any civil or administrative monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. ss.ss. 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. ss. 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. ss.ss. 3801-3812; or the common law theories of payment by mistake, unjust enrichment, restitution, fraud, and disgorgement of illegal profits. No individuals are released by this Agreement.

     E. Subject to the exceptions in Article III, Paragraph I below, in consideration of the obligations of HealthSouth in this Agreement, conditioned upon HealthSouth's full payment of the Settlement Amount, and subject to
Article III, Paragraph W below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment under this Agreement), and subject to the Relators Devage, Razin, and Brupbacher Associates/Freeman's reservation of rights to seek payment of any fees and costs under 31 U.S.C. ss. 3730(d)(1) set forth in Article III, Paragraph K, Relators Devage, Manning, Darling, Razin, and Brupbacher Associates and Freemen, for himself or itself, and for his or its heirs, successors, attorneys, agents, assigns, officers, employees, partners, and members, agree to release HealthSouth from any and all claims asserted and unasserted, known and unknown, based upon any transaction or incident occurring prior to the Effective Date of this agreement, and including but not limited to all claims that have been or could have been asserted in his or its respective Civil Action, and from any civil monetary claim the United States has or may have under the False Claims Act, 31 U.S.C. ss.ss. 3729-3733, for the Covered Conduct that is pled in his or its respective Civil Action, with the single exception that Relator Darkling is not agreeing to release HealthSouth for the claims asserted or which may be asserted in the pending case styled Darling v. HealthSouth Sports Medicine & Rehabilitation Center of Clearwater Limited Partnership and HealthSouth Rehabilitation Corporation, Case No. 98-6110-CI-20 (Fla. Pinellas County Ct.).

     F. In consideration of the obligations of HealthSouth in this Agreement and the December 2004 Corporate Integrity Agreement ("CIA") that is attached hereto as Attachment F and incorporated by reference, conditioned upon HealthSouth's full payment of the Settlement Amount, and subject to Article III, Paragraph W below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment under this Agreement), the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. ss. 1320a-7b(f)) against HealthSouth under 42 U.S.C. ss. 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. ss. 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Article III, Paragraph I below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude HealthSouth from Medicare, Medicaid, and other Federal health care programs under 42 U.S. C. ss. 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Article III, Paragraph I below.

     G. In consideration of the obligations of HealthSouth set forth in this Agreement, conditioned upon HealthSouth's full payment of the Settlement Amount, and subject to Article III, Paragraph W below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment under this Agreement), OWCP-DFEC agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the FECA Program against HealthSouth under Paragraphs (c) through (h) of 20 C.F.R. ss. 10.815 (permissive exclusion) for the Covered Conduct, except as reserved in Article III, Paragraph I, below, and as reserved in this Paragraph. OWCP-DFEC expressly reserves authority to exclude HealthSouth from the FECA Program under Paragraphs (a) and (b) of 20 C.F.R. ss.
10.815 (automatic exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes OWCP-DFEC from taking action against entities or persons, or for conduct and practices, for which civil claims have been reserved in
Article III, Paragraph I below.

     H. In consideration of the obligations of HealthSouth set forth in this Agreement, conditioned upon HealthSouth's full payment of the Settlement Amount, and subject to Article III, Paragraph W below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment under this Agreement), TMA agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the TRICARE Program against HealthSouth under 32 C.F.R. ss.
199.9 for the Covered Conduct, except as reserved in Article III, Paragraph I below, and as reserved in this Paragraph. TMA expressly reserves authority to exclude HealthSouth from the TRICARE Program under 32 C.F.R. ss.ss. 199.9
(f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii), based upon the Covered Conduct. Nothing in this Paragraph precludes TMA or the TRICARE Program from taking action against entities or persons, or for conduct and practices, for which civil claims have been reserved in Article III, Paragraph I below.

     I. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including HealthSouth and Relators Devage, Manning, Darling, Razin, Brupbacher & Associates and Freeman) are the following claims of the United States:

            1. Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);

            2. Any criminal liability;

            3. Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

            4. Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

            5. Any liability based upon such obligations as are created by this Agreement;

            6. Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services.

            7. Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct; and

            8. Any liability of individuals, including officers and employees.

     J. Each Relator agrees that the Settlement Amount as it pertains to each Relator's Civil Action identified in this Article III, Paragraph A is fair, adequate and reasonable under the circumstances, under 31 U.S.C. ss. 3730(c)
(2)(B).

     K. Relators Devage, Razin, and Brupbacher Associates/Freeman reserve their rights to seek payment of any fees and costs under 31 U.S.C. ss. 3730(d)(1). Relators Manning and Darling waive their rights to fees and costs under 31 U.S.C. ss. 3730(d)(l). HealthSouth specifically reserves the right to challenge the payment of any fees to Relators' attorneys and/or the amounts thereof under 31 U.S.C. ss. 3730(d)(l). If HealthSouth and any of the Relators are unable to reach an agreement regarding reasonable attorneys' fees and costs, in conjunction with the stipulation of dismissal referenced in Article III, Paragraph CC, the involved parties will request that the appropriate Court retain jurisdiction over such matter, and those parties agree that any such disagreement will be resolved by the United States District Court for the District in which the qui tam action is pending.

     L. Conditioned upon receipt of their Relator's share identified in Article III, Paragraphs C (1), (2), and (3), Relators Devage, Manning, Razin, Brupbacher & Associates and Freeman, each agree for themselves, and for their heirs, successors, agents and assigns, to fully and finally release, waive, and forever discharge the United States, its officers, agents, and employees, from any claims arising from or relating to 31 U.S.C. ss. 3730, including 31 U.S.C. ss.ss. 3730(b), (c), (c)(5), (d), and (d)(1), from any claims arising from the filing of the Civil Action, and from any other claims for a share of the Settlement Amount, and in full settlement of any claims Relators Devage, Manning, Brupbacher & Associates and Freeman may have under this Agreement. This Agreement does not resolve or in any manner affect any claims the United States has or may have against the Relator arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement. Relator Darling waives his right to any claims arising from or relating to 31 U.S.C. ss. 3730, including 31 U.S.C. ss.ss. 3730(b), (c), (c)(5), (d), and (d)(1),
from any claims arising from the filing of the Civil Action, and from any other claims for a share of the Settlement Amount.

     M. The CIA shall be effective immediately upon execution in accordance with the terms thereof.

     N. HealthSouth agrees that it will not raise as a legal defense in any way the releases provided in the Administrative Settlement Agreement, the closing and settlement of cost reports, or any other terms of the Administrative Settlement Agreement in response to any False Claims Act or other civil fraud claims of the United States that are not released by this Agreement.

     O. HealthSouth waives and will not assert any defenses HealthSouth may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. HealthSouth agrees that this Agreement is not punitive in purpose or effect. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

     P. HealthSouth fully and finally releases the United States, its agencies, employees, servants, and agents form any claims (including attorney's fees, costs, and expenses of every kind and however denominated) which HealthSouth has asserted, could have asserted, or may assert in the future the United States, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States' investigation and prosecution thereof.

     Q. HealthSouth fully and finally releases Relators Devage, Manning, Darling, Razin, and Brupacher Associates and Freeman and his or its heirs, successors, attorneys, agents, assigns, officers, employees, partners and members from any and all claims asserted and unasserted, known and unknown, based upon any transaction or incident occurring prior to the Effective Date of this agreement, and including but not limited to, all claims that have been or could have been asserted in connection with any of the relators' respective Civil Actions, or for the Covered Conduct that is pled in the United States' Complaint in Intervention.

     R. The Settlement Amount will not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary, TRICARE carrier or payor, or the Department of Labor (for FECA claims) or any State payor, related to the Covered Conduct; and HealthSouth shall not resubmit to any Medicare carrier or intermediary, TRICARE carrier or payor, or the Department of Labor (for FECA claims) or any State payor any previously denied claims related to the Covered Conduct, and shall not appeal any such denials of claims.

     S. Unallowable Costs

            1. Unallowable Costs Defined: all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. ss. 31.205-47, and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. ss.ss. 1395-1395ggg and ss.ss. 1396 - 1396v, and the regulations and official program directives promulgated thereunder) incurred by or on behalf of HealthSouth, its present or former officers, directors, employees, shareholders, and agents in connection with the following shall be "unallowable costs" on government contracts and under the Medicare Program, Medicaid Program, the TRICARE Program, the FECA Program of the Department of Labor, the Veteran's Administration (VA), and the Federal Employee Health Benefits Program (FEHBP):

                (a) the matters covered by this Agreement,

                (b) the United States' audit(s) and civil and criminal investigation of the matters covered by this Agreement,

                (c) HealthSouth's investigation, defense, and corrective actions undertaken in response to the United States' audit(s) and civil and criminal investigation(s) in connection with the matters covered by this Agreement (including attorney's fees),

                (d) the negotiation and performance of this Agreement,

                (e) the payment HealthSouth makes to the United States pursuant to this Agreement and any payments that HealthSouth may make to Relators, including costs and attorneys fees,

                (f) the negotiation of, and obligations undertaken pursuant to the December 2004 CIA to:

                     (i) Retain an independent review organization to perform annual reviews as described in Section III of the CIA; and

                     (ii) prepare and submit reports to the OIG-HHS.

However, nothing in this Paragraph that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to HealthSouth; and

                (g) the negotiation of, and obligations undertaken pursuant to the Administrative Settlement Agreement. (All costs described or set forth in this Paragraph are hereafter, "unallowable costs".)

         2. Future Treatment of Unallowable Costs: These unallowable costs shall be separately determined and accounted for in nonreimbursable cost centers by HealthSouth, and HealthSouth shall not charge such unallowable costs directly or indirectly to any contracts with the United States or any state Medicaid program, or seek payment for such unallowable costs through any cost report, cost statement, information statement, or payment request submitted by HealthSouth or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, FECA, VA or FEHBP Programs.

         3. Treatment of Unallowable Costs Previously Submitted for Payment:
HealthSouth further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid, FECA, VA, and FEHBP fiscal agents, any unallowable costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid Program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by HealthSouth or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect to of the inclusion of the unallowable costs. HealthSouth agrees that the United States, at a minimum, shall be entitled to recoup from HealthSouth any overpayment plus applicable interest and penalties as a result of the inclusion of such unallowable costs on previously-submitted cost reports information reports, cost statements, or requests for payment.

         Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice, and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by HealthSouth on the effect of inclusion of unallowable costs (as defined in this Paragraph) on Health South or any of its subsidiaries or affiliates' cost reports, cost statements, or information reports.

         4. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine HealthSouth's books and records to determine that no unallowable costs have been claimed in accordance with the provisions of this Paragraph.

     T. This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Article III, paragraph U below.

     U. HealthSouth waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

     V. HealthSouth warrants that it has reviewed its financial situation and that it currently is solvent within them earning of 11 U.S.C. ss.ss. 547(b)(3) and 548(a)(1)(B)(ii)(I), and will remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (1) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to HealthSouth, within the meaning of 11 U.S.C. ss.ss. 547(c)(1); and (2) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended and do, in fact, represent a reasonably equivalent exchange of value which is not intended to hinder, delay, or defraud any entity to which HealthSouth was or became indebted to on or after the date of this transfer, within he meaning of 11 U.S.C. ss. 548(a)(1).

     W. If within 91 days of the Effective Date of this Agreement or of any payment made hereunder, HealthSouth commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (1) seeking to have any order for relief of HealthSouth's debts, or seeking to adjudicate HealthSouth as bankrupt or insolvent; or (2) seeking appointment of a receiver, trustee, custodian, or other similar official for HealthSouth or for all or any substantial part of HealthSouth's assets, HealthSouth agrees as follows:

         1. HealthSouth's obligations under this Agreement may not be avoided pursuant to 11 U.S.C. ss. 547, and HealthSouth will not argue or otherwise take the position in any such case, proceeding, or action that: (a) HealthSouth's obligations under this Agreement may be avoided under 11 U.S.C. ss. 547; (b) HealthSouth was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States; or [c] the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to HealthSouth.

         2. If HealthSouth's obligations under this agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee's avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this agreement, and bring any civil and/or administrative claim, action, or proceeding against HealthSouth for the claims that would otherwise be covered by the releases provided in Article III, Paragraphs D through H above. HealthSouth agrees that (a) any such claims, actions or proceedings brought by the United States (including any proceedings to exclude HealthSouth from participation in Medicare, Medicaid, or other Federal health care programs) are not subject to an "automatic stay" pursuant to 11 U.S.C. ss. 362(a) as a result of the action, case, or proceeding described in the first clause of this Paragraph, and that HealthSouth will not argue or otherwise contend that the United States' claims, actions, or proceedings are subject to an automatic stay; (b) Healthsouth will not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceedings which are brought by the United States within 90 calendar days of written notification to HealthSouth that the releases have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on the Effective Date of the Settlement Agreement; and (c) the United States has a valid claim against HealthSouth in the amount of $675,000,000, and the United States may pursue its claim in the cases, actions, or proceedings referenced in the first clause of this Paragraph, as well as in any other cases, actions, or proceedings.

         3. HealthSouth acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

     X. Payment Default Provision. In the event that Healthsouth fails to pay any amount as provided in Article III, Paragraph A within ten (10) business days of the date upon which such payment is due HealthSouth shall be in Default of its payment obligations under this Settlement Agreement ("Default"). The United States will provide written notice of the Default, and HealthSouth shall have an opportunity to cure such Default within fifteen (15) business days from the date of receipt of the written notice. Notice of Default will be delivered to Gregory L. Doody, Executive Vice President, General Counsel and Secretary, HealthSouth Corporation, One HealthSouth Parkway, Birmingham, AL 35243, Telephone 205-970-5917, Fax 205-966-8218, or to such other representative as HealthSouth shall designate in advance in writing. Written notice shall be provided via Federal Express or facsimile, with proof of receipt via Federal Express tracking or the retention of an internal facsimile transmission receipt being sufficient. If HealthSouth fails to cure the Default within fifteen (15) business days of receiving the Notice of Default, the remaining unpaid balance of the settlement Amount shall become immediately due and payable, and interest shall accrue at the Medicare interest rate set by CMS in accordance with 42 C.F.R. ss. 405.378 compounded daily from the date of Default on the remaining unpaid total (principle and interest balance). HealthSouth shall consent to a Consent Judgment in the amount of the unpaid balance (in the form attached), and the United States, at its sole option, may: (1) offset the remaining unpaid balance from any amounts due and owing to HealthSouth by any department, agency, or agent of the United States at the time of the Default; or (2) exercise any other rights granted by law or in equity, including the option of referring such matters for private collection. HealthSouth agrees not to contest any offset imposed and not to contest any collection action undertaken by the United States or other department, agency, or agent of the United States pursuant to this Paragraph, either administratively or in any state or federal court. HealthSouth shall pay the United States all reasonable costs of collection and enforcement under this Paragraph, including attorney's fees and expenses. The lack of written notice of default provided by the United States shall not constitute a waiver by the United States of the default, or of any prior or subsequent defaults, and shall not constitute a waiver of any of the rights or obligations of any party to this Agreement, including HealthSouth's obligations to make future payments in accordance with the provisions of
Article III, Paragraphs A and B.

     Y. Exclusion. In the event of Default and the failure of HealthSouth to cure the Default within 15 calendar days of receiving written notice of the Default, the OIG-HHS may exclude HealthSouth from participating in all Federal health care programs until HealthSouth pays the Settlement Amount and reasonable costs as set forth in Article III, Paragraph X above. Such exclusion shall have national effect and shall also apply to all other federal procurement and non-procurement programs. Federal health care programs shall not pay anyone for items or services, including administrative and management services, furnished, ordered, or prescribed by HealthSouth in any capacity while HealthSouth is excluded. This payment prohibition applies to HealthSouth, anyone who employs or contracts with HealthSouth, any hospital or other provider where HealthSouth provides services, and anyone else. The exclusion applies regardless of who submits the claims or other request for payment. HealthSouth shall not submit or cause to be submitted to any Federal health care program any claim or request for payment for items or services, including administrative and management services, furnished, ordered, or prescribed by HealthSouth during the exclusion. Violation of the conditions of the exclusion may result in criminal prosecution, the imposition of civil penalties and assessments, and an additional period of exclusion. HealthSouth further agrees to hold the Federal health care programs, and all federal beneficiaries and/or sponsors, harmless from any financial responsibility for items or services furnished, ordered, or prescribed to such beneficiaries or sponsors after the effective date of the exclusion. HealthSouth waives any further notice of the exclusion and agrees not to contest such exclusion either administratively or in any state or federal court. Reinstatement to program participation is not automatic. If at the end of the period of exclusion HealthSouth wishes to apply for reinstatement, HealthSouth must submit a written request for reinstatement in accordance with the provisions of 42 C.F.R. ss.ss. 1001.3001-.3005. HealthSouth will not be reinstated unless and until the OIG-HHS approves such request for reinstatement.

     The provisions of this Paragraph Y (Exclusion) of this Article III shall not become effective if HealthSouth has become subject to a case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors for so long as HealthSouth either (1) continues to make the payments as provided in Paragraph A of this Article III, or (2) in such case, proceeding or other action HealthSouth (a) concurrent with commencing the case, proceeding or other action (or in its first filing, if the case, proceeding or action is involuntary), requests any and all Court orders and approvals needed to allow HealthSouth to make such payments in full, (b) such orders and approvals are agreed to by the Court and effective within 30 days of such filing and (c) such payments in full are made within 30 days of the issuance of the Court order or approval.

     Z. Except as expressly provided to the contrary in this Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

     AA. This Agreement is governed by the laws of the United States. Except as other wise provided in Article III, Paragraph K above, the Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement will be the United States District Court for the Western District of Texas, San Antonio Division, except that disputes arising under the CIA, shall be resolved exclusively under the dispute resolution provisions in the CIA, and venue for disputes arising under the Administrative Settlement Agreement shall be the United States District Court for the District of Columbia.

     BB. This Agreement and the CIA constitute the complete agreement between the Parties. These Agreements may not be amended except by written consent of the Parties, except that only HealthSouth and OIG-HHS must agree in writing to modification of the CIA.

     CC. Upon receipt of the initial payment described in Article III, Paragraph B above, the United States shall file a Notice of Intervention in the Razin and Brupbacher cases. The United States and each of these Relators shall promptly sign and file in each of their Civil Actions a Joint Stipulation of Dismissal with prejudice of the Civil Action against HealthSouth pursuant to the terms of the Agreement. Upon receipt of the initial payment described in
Article III, Paragraph B above, the United States and Devage shall promptly sign and file in that Civil Action a Joint Stipulation of Dismissal with prejudice of the United States' Complaint pursuant to the terms of this Agreement. In addition, upon receipt of the initial payment described in
Article III, Paragraph B above, the United States and Relators Manning and Darling shall promptly sign and file Joint Stipulations of Dismissal with prejudice of the Manning and Darling actions. Each of these aforementioned Stipulations shall request that the Court retain jurisdiction as set forth in
Article III, Paragraph K, and shall be subject to the rights of the United States and the OIG-HHS as set forth in Article III, Paragraph X.

     DD. The individuals signing this Agreement on behalf of HealthSouth represent and warrant that they are authorized by HealthSouth to execute this Agreement. The individuals signing this Agreement on behalf of the Relators represent and warrant that they are authorized by the Relators to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

     EE. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same agreement.

     FF. This Agreement is binding on HealthSouth's and Relators' successors, transferees, heirs, and assigns.

     GG. All Parties consent to the United States' disclosure of this Agreement, and information about this Agreement, to the public.

     HH. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement. This Agreement is effective on the date of signature of the last signatory to the Agreement (the "Effective Date").

                          THE UNITED STATES OF AMERICA

DATED:                               BY:  /s/ Laurence J. Freedman
                                          -------------------------------------
                                          Laurence J. Freedman, Esq.
                                          Assistant Director
                                          Commercial Litigation Branch
                                          Civil Division
                                          United States Department of Justice

DATED:                               BY:  /s/ Lewis Morris
                                          -------------------------------------
                                          Lewis Morris
                                          Chief Counsel to the Inspector General
                                          Office of Inspector General
                                          United States Department of Health and
                                          Human Services

DATED:                               BY:  /s/ Laurel C. Gillespie
                                          -------------------------------------
                                          Laurel C. Gillespie
                                          Deputy General Counsel
                                          TRICARE Management Activity
                                          United States Department of Defense

DATED:                               BY:  /s/ Edward G. Duncan
                                          -------------------------------------
                                          Edward G. Duncan
                                          Deputy Director for Federal Employees'
                                            Compensation, Office of Workers'
                                          Compensation Programs
                                          United States Department of Labor

                            HEALTHSOUTH CORPORATION

DATED:                               BY:  /s/ Gregory L. Doody
                                          -------------------------------------
                                          Gregory L. Doody, Esq.
                                          Executive Vice President
                                          General Counsel and Secretary

DATED:                               BY:  /s/ Thomas C. Fox
                                          -------------------------------------
                                          Thomas C. Fox, Esq.
                                          Scot T. Hasselman, Esq.
                                          Reed Smith LLP

                              RELATOR JAMES DEVAGE

DATED:                               BY:  /s/ James Devage
                                          -------------------------------------
                                          Relator James Devage

DATED:                               BY:  /s/ John E. Clark
                                          -------------------------------------
                                          John E. Clark, Esq.
                                          Goode Casseb Jones Riklin Choate
                                            & Watson
                                          Counsel for James Devage

                                     BY:  /s/ Glenn Grossenbacher
                                          -------------------------------------
                                          Glenn Grossenbacher
                                          Counsel for James Devage

                                     BY:  /s/ Richard Tinsman
                                          -------------------------------------
                                          Richard Tinsman
                                          Tinsman, Scott & Sciano
                                          Counsel for James Devage

DATED:                               BY:  /s/ DeWayne Manning
                                          -------------------------------------
                                          Relator DeWayne Manning

DATED:                               BY:  /s/ David Shelby
                                          -------------------------------------
                                          David Shelby, Esq. Shelby & Cartee
                                          Counsel for DeWayne Manning

                            RELATOR JOHN J. DARLING

DATED:                               BY:  /s/ John J. Darling
                                          -------------------------------------
                                          Relator John J. Darling

DATED:                               BY:  /s/ Christopher Jayson
                                          -------------------------------------
                                          Christopher Jayson
                                          Cohen Jayson & Foster
                                          Counsel for John J. Darling

                               RELATOR MARK RAZIN

DATED:                               BY:  /s/ Mark Razin
                                          -------------------------------------
                                          Relator Mark Razin

DATED:                               BY:  /s/ Stephen Meagher
                                          -------------------------------------
                                          Stephen Meagher, Esq.
                                          Phillips & Cohen
                                          Counsel for Mark Razin

             RELATORS BRUPBACHER AND ASSOCIATES AND MICHAEL FREEMAN

DATED:                               BY:  /s/ Scott Brupbacher
                                          -------------------------------------
                                          Scott Brupbacher, on behalf of
                                          Relator Brupbacher & Associates

                                     BY:  /s/ Michael Freeman
                                          -------------------------------------
                                          Michael Freeman

                                     BY:  /s/ Robert Vogel
                                          -------------------------------------
                                          Robert Vogel, Esq.
                                          Counsel for Relators Brupbacher &
                                          Associates and Michael Freeman